SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 21, 2005

Worldspan, L.P.
(Exact name of registrant as specified in its charter)

Delaware	333-109064	31-1429198
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Galleria Parkway, N.W., Atlanta, GA		30339 (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (770) 563-7400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)

On March 17, 2005, Worldspan, L.P. (the “Company”) issued a press release announcing the appointment, effective as of March 21, 2005, of Kevin W. Mooney, 46, to the position of chief financial officer, responsible for the Company’s worldwide financial operations, including accounting and financial reporting, investor relations, financial analysis, budgeting, taxes, treasury, purchasing and all Worldspan facilities. Mr. Mooney began his service as an officer of the Company on March 21, 2005. A copy of the press release is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

From 1990 to 2003, Mr. Mooney served in the following capacities for Cincinnati Bell Inc., formerly known as Broadwing Inc.: from September 2002 to July 2003, as Chief Executive Officer and Director; from November 2001 to September 2002, as Executive Vice President and Chief Financial Officer; from January 1998 to September 1998, as Senior Vice President and Chief Financial Officer of Cincinnati Bell Telephone; from 1996 to 1998, as Vice President and Controller; from 1994 to 1996, as Vice President of Financial Planning and Analysis; and from 1990 to 1994, as Director of Financial Planning and Analysis. Previously, Mr. Mooney held financial management positions with Valuation Research Corporation, BellSouth Corporation and AT&T Corporation. More recently, he served as a consultant for a private equity investment firm. He holds a Bachelor of Science in Finance from Seton Hall University and an MBA in Finance from Georgia State University.

The initial term of the employment agreement by and among the Company, Mr. Mooney and Worldspan Technologies Inc. (“WTI”), the Company’s ultimate parent (the “Employment Agreement”) is two years, commencing March 21, 2005. The term of the Employment Agreement automatically extends for an additional one-year period unless either the Company or Mr. Mooney gives notice of non-renewal at least 90 days before the end of the employment term. Pursuant to the Employment Agreement, the Company will pay Mr. Mooney a base salary at the annualized rate of $340,000, and he will be eligible for annual bonus compensation in accordance with the Company’s bonus program. The Employment Agreement also contains customary non-competition and non-solicitation covenants, lasting 18 months following Mr. Mooney’s termination of employment, and confidentiality and non-disparagement covenants.

The Employment Agreement provides that if Mr. Mooney terminates his employment for good reason, as defined in the Employment Agreement, or if the Company terminates Mr. Mooney’s employment without cause, as defined in the Employment Agreement, Mr. Mooney shall receive severance payments equal to 18 months’ base salary and shall continue to receive certain group welfare benefits for 18 months. The Employment Agreement also provides that if, within one year following a change in control, as defined in the Employment Agreement, Mr. Mooney terminates his employment for good reason, or if the Company terminates his employment without cause, Mr. Mooney shall be entitled (i) to receive a performance bonus prorated for the portion of the year preceding the change in control, (ii) to receive an amount equal to the sum of his base salary plus the bonus received by him in the preceding year, multiplied by 1.5 and (iii) to continue to receive certain group benefits for 18 months. The Employment Agreement does not provide for any payments or continued benefits if Mr. Mooney voluntarily resigns or is terminated by the Company for cause.

Further, Mr. Mooney, pursuant to his employment agreement, has the right to purchase restricted shares of Class A common stock of WTI, for a purchase price of $200,000. The restricted stock will vest in five equal installments. All vesting of restricted stock is subject to Mr. Mooney’s continuous employment with the Company, and will be subject to the terms and conditions of the WTI stock incentive plan.

Item 9.01               Financial Statements and Exhibits.

(c)           Exhibits

Exhibit No.	Description

99.1	Press release of the Company, dated March 17, 2005.

99.2	Employment Agreement, dated as of March 21, 2005, by and between Worldspan, L.P., Worldspan Technologies Inc. and Kevin W. Mooney. (1)

(1)           Filed as exhibit 10.94 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WORLDSPAN, L.P.

By:	/s/ Jeffrey C. Smith
Name: Jeffrey C. Smith
Title:	General Counsel, Secretary and
Senior Vice President-Human Resources

Dated: March 29, 2005